EXHIBIT 2.1
ASSET PURCHASE AGREEMENT
between
CBS RADIO STATIONS INC.
and
REGENT BROADCASTING OF BUFFALO, INC.

i

ii

		Page

ARTICLE XI DEFINITIONS		37

11.1	Defined Terms	37
11.2	Terms Generally	42

iii

ASSET PURCHASE AGREEMENT
          This ASSET PURCHASE AGREEMENT, made as of the ___day of September, 2006, is between CBS Radio Stations Inc., a Delaware corporation (“Seller”), and Regent Broadcasting of Buffalo, Inc., a Delaware corporation (“Buyer”).
RECITALS
          Seller is the licensee of and operates the following radio broadcast stations (each a “Station,” and collectively, the “Stations”), pursuant to licenses issued by the Federal Communications Commission (the “FCC”):
WBLK(FM), Depew, New York (Facility ID No. 71215)
WBUF(FM), Buffalo, New York (Facility ID No. 53699)
WECK(AM), Cheektowaga, New York (Facility ID No. 1914)
WJYE(FM), Buffalo, New York (Facility ID No. 1915)
WYRK(FM), Buffalo, New York (Facility ID No. 1908)
          Seller and Buyer have agreed that Seller will sell and Buyer will acquire substantially all of the assets of the Stations on the terms and subject to the conditions set forth in this Agreement, including the FCC’s consent to the assignment of the FCC Licenses (as defined below) to Buyer. Definitions of certain capitalized terms used in this Agreement are set forth in Article XI.
          Seller and Buyer are, simultaneously with the execution and delivery of this Agreement, entering into a Local Marketing Agreement for the Stations (the “Local Marketing Agreement”), pursuant to which, commencing on the LMA Commencement Date (as defined below), Buyer shall provide programming on the Stations pursuant to the terms and conditions contained therein, pending the Closing of the transactions contemplated by this Agreement.
          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
ASSETS TO BE CONVEYED
          1.1 Station Assets. Pursuant to the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in, to and under all of the assets, properties, interests and rights of Seller of whatsoever kind and nature, real and personal, tangible and intangible, which are used or held for use in the operation of the Stations, but excluding the Excluded Assets as hereinafter defined. Except as provided in Section 1.2, the Station Assets include, but not be limited to, the following:
          (a) all licenses, permits and other authorizations or approvals issued to Seller by the FCC or any other Governmental Authority with respect to the Stations, including (i) those items described on Schedule 1.1(a), (ii) any pending applications before the FCC listed on Schedule 2.7(b), (iii) any pending applications for or renewals, extensions or modifications thereof filed between the date hereof and the Closing and (iv) all public inspection files and other records of the Seller pertaining to such items (the “FCC Licenses”);
          (b) all equipment, electrical devices, antennas, cables, tools, hardware, office furniture and fixtures, office materials and supplies, inventory, motor vehicles, spare parts and other tangible personal property of every kind and description used or held for use in the operation of the Stations, including, those items described on Schedule 1.1(b) to the extent owned by Seller and used or held for use in the operation of the Stations, except any retirements or dispositions thereof made between the date hereof and Closing in the ordinary course of business and consistent with Section 4.2 (the “Tangible Personal Property”);
          (c) all contracts, agreements, leases and licenses used in the operation of the Stations that (i) are listed on Schedule 1.1(c), except to the extent otherwise indicated on such Schedule, (ii) were entered into in the ordinary course of business and are reflected on the Reference Financial Statements, provided that such contracts do not require Buyer to make annual payments of more than $100,000 in the aggregate, (iii) were entered into in the ordinary course of business and relate to marketing, promotions or contests, or (iv) were or are made between July 31, 2006 and Closing in the ordinary course of business consistent with Section 4.2 (collectively, the “Station Contracts”);
          (d) to the extent transferable, all of Seller’s rights in and to the Stations’ call letters, registered and unregistered trademarks and associated goodwill, trade names, franchises, service marks, copyrights, jingles, logos, slogans, Internet domain names, Internet URLs, Internet web sites, content and databases, computer software, programs and programming material and other intangible property rights and interests applied for, issued to or owned by Seller that are used primarily in the operation of the Stations, including those listed on Schedule 1.1(d) (the “Intangible Property”);
          (e) all files, documents, records and books of account (or copies thereof) relating primarily to the operation of the Stations, including the Stations’ public inspection files, programming information and studies, blueprints, technical information and engineering data, advertising studies, marketing and demographic data, sales correspondence, lists of advertisers, promotional materials, credit and sales reports, filings with the FCC, logs, payroll records for Transferred Employees, and all other records relating primarily to the operation of the Stations, and rights under manufacturers’ and vendors’ warranties and similar claims against third parties relating to the assets conveyed hereunder, but excluding any such documents relating to Excluded Assets (as defined below);

          (f) all interests in real property, including any licenses to occupy, used or held for use in the operation of the Stations described on Schedule 1.1(f) (the “Real Property”); and
          (g) all assets, properties, interests and rights, of whatever nature, owned by Seller that are located on the Real Property and all assets, other than fixtures, owned by Seller and located at the Stations’ studios.
The assets to be transferred to Buyer hereunder are collectively referred to herein as the “Station Assets.” The Station Assets shall be delivered without any representation or warranty by Seller except as expressly set forth in this Agreement, warranties of title conveyed in any deed(s), the Schedules to this Agreement or the Seller Ancillary Agreements, and Buyer acknowledges that it has not relied on or been induced to enter into this Agreement by any representation or warranty other than those expressly set forth in this Agreement, warranties of title conveyed in any deed(s), the Schedules to this Agreement or the Seller Ancillary Agreements. The Station Assets shall be transferred to Buyer free and clear of liens, mortgages, pledges, security interests, claims and encumbrances (“Liens”) except for Permitted Liens, if any, and except as otherwise expressly provided in this Agreement.
          1.2 Excluded Assets. Notwithstanding anything to the contrary contained herein, Buyer expressly acknowledges and agrees that the following assets and properties of Seller (the “Excluded Assets”) shall not be acquired by Buyer and are excluded from the Station Assets:
          (a) Seller’s books and records pertaining to the corporate organization, existence or capitalization of Seller;
          (b) all cash, cash equivalents, or similar type investments of Seller, such as certificates of deposit, treasury bills, marketable securities, asset or money market accounts or similar accounts or investments;
          (c) (i) all accounts receivable existing at the earlier of (A) the date the term of the Local Marketing Agreement commences (the “LMA Commencement Date”) or (B) the Effective Time, and (ii) notes receivable, promissory notes or amounts due from employees;
          (d) intercompany accounts receivable and accounts payable;
          (e) all insurance policies or any proceeds payable thereunder, except as otherwise contemplated by Section 4.4;
          (f) all pension, profit sharing or cash or deferred (Section 401(k)) plans and trusts and the assets thereof and any other employee benefit plan or arrangement;
          (g) all interest in and to refunds of Taxes relating to all periods prior to the Effective Time;

          (h) all tangible and intangible personal property disposed of or consumed between the date of this Agreement and the Closing Date, as permitted under this Agreement;
          (i) all rights to the CBS Eye Design and the names “CBS” and “CBS Radio” and logos or variations thereof, including trademarks, trade names and domain names, and all goodwill associated therewith;
          (j) all rights to marks not used primarily in the operation of the Stations, whether or not previously used, and all goodwill associated therewith;
          (k) (i) all rights to marks identified on Schedule 1.2(k)(i) and all goodwill associated therewith and (ii) all rights to marks used in the operation of the Stations and in connection with the operation of another station or business of Seller or any of its Affiliates other than or in addition to the Stations and all goodwill associated with such marks; provided that, in each case, unless such mark is otherwise excluded under Section (i)1.2(i) or Section 1.2(j), Seller or one of its Affiliates shall grant Buyer, at Buyer’s request, the right, at no cost to Buyer, pursuant to a license the form of which is included at Schedule 1.2(k)(ii), to continue to use such mark at the applicable Station on a basis exclusive to Buyer in the relevant Arbitron Metro;
          (l) the Oracle Financial System and Infinium payroll system used by Seller and its Affiliates, whether in hard copy, stored on a computer, disk or otherwise;
          (m) Group Contracts, except to the extent that Schedule 1.1(c) specifically provides for the partial assignment and assumption of any such Group Contract;
          (n) any asset or property used or held for use by Seller or an Affiliate of Seller not located at the Stations’ offices in Buffalo, New York or the Stations’ transmitter sites, and not used primarily in the operation of the Stations, unless specifically identified on the Schedules to this Agreement;
          (o) all ASCAP, BMI and SESAC licenses;
          (p) all items of personal property owned by personnel at the Stations;
          (q) any cause of action or claim relating to any event or occurrence prior to the Effective Time, except as otherwise contemplated by Section 4.4;
          (r) all rights of Seller under this Agreement or the transactions contemplated hereby; and
          (s) the contracts identified on Schedule 1.2(s) and all Station Contracts that shall have terminated or expired prior to the Closing Date in the ordinary course of business consistent with the past practices of Seller.

          1.3 Assumption of Obligations. At the Closing, Buyer shall assume and agrees to pay, discharge and perform the following (collectively, the “Assumed Obligations”):
          (a) subject to Section 1.7, all liabilities, obligations and commitments of Seller under the Station Contracts to the extent they arise or relate to any period at or after the Effective Time;
          (b) all liabilities, obligations and commitments relating to Transferred Employees as provided for in Section 4.7; and
          (c) any current liability of Seller for which Buyer has received a credit under Section 1.7.
          1.4 Retained Liabilities. Unless otherwise required pursuant to the Local Marketing Agreement, Buyer does not assume or agree to discharge or perform and will not be deemed by reason of the execution and delivery of this Agreement or any agreement, instrument or documents delivered pursuant to or in connection with this Agreement or otherwise by reason of the consummation of the transactions contemplated hereby, to have assumed or to have agreed to discharge or perform, any liabilities, obligations or commitments of Seller of any nature whatsoever whether accrued, absolute, contingent or otherwise, other than the Assumed Obligations (the “Retained Liabilities”); provided, however, the Retained Liabilities do not include any liability under Environmental Laws, except to the extent Seller has undertaken to remediate an Environmental Condition under Section 4.9 (Environmental) or Seller is obligated under Section 7.2(a)(i) to indemnify Buyer for breach of any representation or warranty in Section 2.12 (Environmental). For avoidance of any doubt, all liabilities for Taxes arising from Seller’s ownership and operation of the Stations shall be Retained Liabilities, except to the extent the Local Marketing Agreement expressly provides otherwise.
          1.5 Purchase Price.
               (a) In consideration for the sale of the Station Assets, Buyer shall, at the Closing, in addition to assuming the Assumed Obligations, pay to Seller the sum of $125,000,000 (the “Purchase Price”) by wire transfer of immediately available federal funds pursuant to wire instructions that Seller shall provide to Buyer.
               (b) Buyer shall deliver to Wells Fargo Bank, National Association (the “Escrow Agent”) the sum of $9,375,000 no later than three Business Days from the date hereof to be held as an earnest money deposit (“Escrow Deposit”) pursuant to an Escrow Agreement among Seller, Buyer and Escrow Agent of even date herewith. In addition to any other right of Seller under this Agreement, Seller shall have the right to terminate this Agreement if the Escrow Deposit is not delivered to the Escrow Agent within three Business Days of the date of this Agreement. The Escrow Deposit (i) shall be paid to Seller as partial payment of the cash Purchase Price due at Closing to Seller (and credited against the amount to be wire transferred to Seller pursuant to Section 1.5(a)) and the interest accrued thereon shall be paid to Buyer, or (ii) shall otherwise be made available to Seller or released in accordance with Section 8.1(f) or Section 8.1(g) hereof.

          1.6 Closing. Subject to Section 8.1 hereof and except as otherwise mutually agreed upon by Seller and Buyer, the consummation of the sale and purchase of the Station Assets and the assumption of the Assumed Obligations hereunder (the “Closing”) shall take place (by electronic exchange of the documents to be delivered at the Closing) on the later of (a) five Business Days after the day that the FCC Consent becomes effective and (b) the date on which each of the other conditions to Closing set forth in Article V has been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time); provided, however, that the Closing shall not take place before November 22, 2006. Alternatively, the Closing may take place at such other place, time or date as the parties may mutually agree in writing but shall not occur before the FCC Consent is effective. The date on which the Closing is to occur is referred to herein as the “Closing Date.” The effective time of the Closing shall be 12:01 a.m., local Station time, on the Closing Date (the “Effective Time”).
          1.7 General Proration.
               (a) Except as provided in the Local Marketing Agreement, all Station Assets that would be classified as assets in accordance with GAAP, and all Assumed Obligations that would be classified as liabilities in accordance with GAAP (including accrued but unpaid commissions, but excluding equity non-cash compensation), shall be prorated between Buyer and Seller as of the Effective Time, including by taking into account the elapsed time or consumption of an asset during the month in which the Effective Time occurs (respectively, the “Prorated Station Assets” and the “Prorated Assumed Obligations”). Except as provided in the Local Marketing Agreement, such Prorated Station Assets and Prorated Assumed Obligations relating to the period prior to the Effective Time shall be for the account of Seller and those relating to the period on or after the Effective Time for the account of Buyer and shall be prorated accordingly.
               (b) Except as provided in the Local Marketing Agreement, such prorations shall include all ad valorem and other property taxes, assessments, utility expenses, liabilities and obligations under Station Contracts, rents and similar prepaid and deferred items and all other expenses and obligations, such as accrued but unpaid commissions, deferred revenue and prepayments, attributable to the ownership and operation of the Stations that straddle the period before and after the Effective Time. If such amounts were prepaid by Seller prior to the Effective Time and Buyer will receive a benefit after the Effective Time, then Seller shall receive a credit for such amounts. If Seller was entitled to receive a benefit prior to the Effective Time and such amounts will be paid by Buyer after the Effective Time, Buyer will receive a credit for such amounts. To the extent not known, real estate and personal property taxes shall be apportioned on the basis of Taxes assessed for the preceding year, with a reapportionment as soon as the new tax rate and valuation can be ascertained even if such is ascertained after the Settlement Statement is so determined. In addition, upon the Closing Date, or as promptly thereafter as is practicable, all employee and programming bonuses and incentive compensation or fees (and the taxes related thereto) earned or accrued at or prior to the Closing Date or otherwise attributable to the fiscal or calendar year or other period during which the Closing Date falls shall be equitably prorated between Buyer and Seller, even if such amounts would not be accrued or classified as liabilities under GAAP.

               (c) Notwithstanding anything in this Section 1.7 to the contrary, there shall be no proration under this Section 1.7 for Tradeout Agreements except as follows. In the event that the value of the aggregate liability of the Stations under the Tradeout Agreements as of the Effective Time exceeds the sum of (i) $20,000 plus (ii) the aggregate fair value of the goods yet to be received and services yet to be used by the Stations under the Tradeout Agreements, such excess shall be treated as a Prorated Assumed Obligation. For the purposes of this subsection, the liability of the Stations for unperformed time on or after the Effective Time shall be valued according to the fair market value of the goods or services received or to be received by the Stations for such time under such Tradeout Agreements.
               (d) Accrued vacation liabilities for Transferred Employees shall be included in the prorations, but there shall be no proration under this Section 1.7 for sick leave for Transferred Employees.
               (e) Within 45 days after the Closing Date, Buyer shall prepare and deliver to Seller a proposed pro rata adjustment of assets and liabilities in the manner described in Section 1.7(a), Section 1.7(b) and Section 1.7(c), for the Stations, as of the Effective Time (the “Settlement Statement”) setting forth the Prorated Assumed Obligations and the Prorated Station Assets together with a schedule setting forth, in reasonable detail, the components thereof.
               (f) During the 30-day period following the receipt of the Settlement Statement (i) Seller and its independent auditors, if any, shall be permitted to review and make copies reasonably required of (A) the financial statements of Buyer relating to the Settlement Statement; (B) the working papers of Buyer and its independent auditors, if any, relating to the Settlement Statement; (C) the books and records of Buyer relating to the Settlement Statement; and (D) any supporting schedules, analyses and other documentation relating to the Settlement Statement and (ii) Buyer shall provide reasonable access, upon reasonable advance notice and during normal business hours, to such employees of Seller and its independent auditors, if any, as Seller reasonably believes is necessary or desirable in connection with its review of the Settlement Statement.
               (g) The Settlement Statement shall become final and binding upon the parties on the 30th day following delivery thereof, unless Seller gives written notice of its disagreement with the Settlement Statement (the “Notice of Disagreement”) to Buyer prior to such date. The Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a Notice of Disagreement is given to Buyer in the period specified, then the Settlement Statement (as revised in accordance with clause (i) or (ii) below) shall become final and binding upon the parties on the earlier of (i) the date Buyer and Seller resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (ii) the date any disputed matters are finally resolved in writing by the Accounting Firm.
               (h) Within 10 Business Days after the Settlement Statement becomes final and binding upon the parties, (i) Buyer shall be required to pay to Seller the amount, if any, by which the Prorated Station Assets exceeds the Prorated Assumed Obligations or (ii) Seller shall be required to pay to Buyer the amount, if any, by which the Prorated Assumed Obligations exceeds the Prorated Station Assets. All payments made pursuant to this Section 1.7(h) must be made via wire transfer in immediately available funds to an account designated by the recipient party, together with interest thereon at the prime rate (as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source) as in effect from time to time from the Effective Time to the date of actual payment.
               (i) Notwithstanding the foregoing, in the event that Seller delivers a Notice of Disagreement, Seller or Buyer shall be required to make a payment of any undisputed amount to the other regardless of the resolution of the items contained in the Notice of Disagreement, and Seller or Buyer, as applicable, shall within 10 Business Days of the receipt of the Notice of Disagreement make payment to the other by wire transfer in immediately available funds of such undisputed amount owed by Seller or Buyer to the other, as the case may be, pending resolution of the Notice of Disagreement together with interest thereon, calculated as described above.
               (j) During the 30-day period following the delivery of a Notice of Disagreement to Buyer that complies with the preceding paragraphs, Buyer and Seller shall seek in good faith to resolve in writing any differences they may have with respect to the matters specified in the Notice of Disagreement. During such period: (i) Buyer and its independent auditors, if any, at Buyer’s sole cost and expense, shall be, and Seller and its independent auditors, if any, at Seller’s sole cost and expense, shall be, in each case permitted to review and make copies reasonably required of: (A) the financial statements of the Seller, in the case of Buyer, and Buyer, in the case of Seller, relating to the Notice of Disagreement; (B) the working papers of Seller, in the case of Buyer, and Buyer, in the case of Seller, and such other party’s auditors, if any, relating to the Notice of Disagreement; (C) the books and records of Seller, in the case of Buyer, and Buyer, in the case of Seller, relating to the Notice of Disagreement; and (D) any supporting schedules, analyses and documentation relating to the Notice of Disagreement; and (ii) Seller, in the case of Buyer, and Buyer, in the case of Seller, shall provide reasonable access, upon reasonable advance notice and during normal business hours, to such employees of such other party and such other party’s independent auditors, if any, as such first party reasonably believes is necessary or desirable in connection with its review of the Notice of Disagreement.
               (k) If, at the end of such 30-day period, Buyer and Seller have not resolved such differences, Buyer and Seller shall submit to the Accounting Firm for review and resolution any and all matters that remain in dispute and that were properly included in the Notice of Disagreement. Within 60 days after selection of the Accounting Firm, Buyer and Seller shall submit their respective positions to the Accounting Firm, in writing, together with any other materials relied upon in support of their respective positions. Buyer and Seller shall use commercially reasonable efforts to cause the Accounting Firm to render a decision resolving the matters in dispute within 30 days following the submission of such materials to the Accounting Firm. Buyer and Seller agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. Except as specified in the following sentence, the cost of any arbitration (including the fees and expenses of the Accounting Firm) pursuant to this Section 1.7 shall be borne by Buyer and Seller in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportional allocations shall also be determined by the

Accounting Firm at the time the determination of the Accounting Firm is rendered on the matters submitted. The fees and expenses (if any) of Buyer’s independent auditors and attorneys incurred in connection with the review of the Notice of Disagreement shall be borne by Buyer, and the fees and expenses (if any) of Seller’s independent auditors and attorneys incurred in connection with their review of the Settlement Statement shall be borne by Seller.
          1.8 Effect of Local Marketing Agreement. Simultaneously with the execution of this Agreement, Seller and Buyer are executing and delivering the Local Marketing Agreement. To the extent that any Station Assets are assigned, any Assumed Obligations are assumed or assets and liabilities are prorated under the Local Marketing Agreement, any obligation of the Seller under this Agreement to assign such Station Assets, of the Buyer to assume such Assumed Obligations or of the parties to prorate such Station Assets and Assumed Obligations, shall be deemed satisfied. Notwithstanding anything contained herein to the contrary, Seller shall not be deemed to have breached any of its representations, warranties, covenants or agreements contained herein or to have failed to satisfy any condition precedent to Buyer’s obligation to perform under this Agreement (nor shall Seller have any liability or responsibility to Buyer in respect of any such representations, warranties, covenants, agreements or conditions precedent), in each case, to the extent that the inaccuracy of any such representations, the breach of any such warranty, covenant or agreement or the inability to satisfy any such condition precedent arises out of or otherwise relates to (a) any actions taken by or under the authorization of Buyer or its Affiliates (or any of their respective officers, directors, employees, agents or representatives) in connection with Buyer’s performance of its obligations under the Local Marketing Agreement or otherwise, or (b) the failure of Buyer to perform any of its obligations under the Local Marketing Agreement. Buyer’s actions or failures as provided for in (a) and (b) of this Section 1.8 shall hereinafter be referred to as “Buyer LMA Actions.” Buyer acknowledges and agrees that Seller shall not be deemed responsible for or have authorized or consented to any action or failure to act on the part of Buyer or its Affiliates (or any of their respective officers, directors, employees, agents or representatives) in connection with the Local Marketing Agreement solely by reason of the fact that prior to Closing, Seller shall have the legal right to control, manage, and supervise the operation of the Stations and the conduct of the business, except to the extent Seller actually exercises control, management or supervision of the operation of the Stations or the conduct of the business.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER
          Seller represents and warrants to Buyer as follows:
          2.1 Existence and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Seller is qualified to do business and is in good standing in each jurisdiction where such qualification is necessary. Seller has the requisite corporate power and authority to own and operate the Stations as currently operated.

          2.2 Corporate Authorization.
               (a) The execution and delivery by Seller of this Agreement and all of the other agreements, certificates and instruments to be executed and delivered by Seller pursuant hereto or in connection with the transactions contemplated hereby (the “Seller Ancillary Agreements”), the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby are within Seller’s corporate powers and have been duly authorized by all requisite corporate action on the part of Seller.
               (b) This Agreement has been, and each Seller Ancillary Agreement will be, duly executed and delivered by Seller. This Agreement (assuming due authorization, execution and delivery by Buyer) constitutes, and each Seller Ancillary Agreement will constitute when executed and delivered by Seller, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).
          2.3 Governmental Authorization. The execution, delivery and performance by Seller of this Agreement and each Seller Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with or notification to, any Governmental Authority other than (a) compliance with any applicable requirements of the HSRA, (b) the FCC and (c) any such action by or in respect of or filing with any other Governmental Authority as to which the failure to take, make or obtain would not have a Seller Material Adverse Effect.
          2.4 Noncontravention. Except as disclosed on Schedule 2.4, the execution, delivery and performance of this Agreement and each Seller Ancillary Agreement by Seller and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with the organizational documents of Seller; (b) assuming compliance with the matters referred to in Section 2.3, conflict with or violate any Law or Governmental Order applicable to Seller; (c) require any consent or other action by or notification to any Person under, constitute a default under, give to any Person any rights of termination, amendment, acceleration or cancellation of any right or obligation of Seller under, any provision of (i) any Station Contract other than Real Property Leases or (ii) any Real Property Lease; or (d) result in the creation or imposition of any Lien on any of the Station Assets, except for Permitted Liens, except, in the case of clauses (b), (c)(i) and (d), for any such violations, consents, actions, defaults, rights or losses as would not have a Seller Material Adverse Effect.
          2.5 Absence of Litigation. Except as disclosed on Schedule 2.5, (a) there is no Action pending or, to Seller’s knowledge, threatened against Seller that in any manner challenges or seeks to prevent, enjoin, alter or delay materially the transactions contemplated by this Agreement; (b) Seller is not in material default under any Governmental Order relating to the conduct of the business or the operation of any of the Stations or any of the Station Assets; (c) Seller is not subject to any Governmental Order relating to the conduct of the business or the operation of any of the Stations or any of the Station Assets that would materially affect Buyer’s continued ownership and operation of the Stations consistent with Seller’s past practices; and (d) to Seller’s knowledge, there is no Action pending or threatened against Seller or any of the Stations before any Governmental Authority, arbitrator or other tribunal duly authorized to resolve disputes (i) that affects the Stations or the Station Assets and (ii) that, if adversely determined, would not be a Retained Liability.
          2.6 Financial Statements.
               (a) The unaudited results of operations of the Stations for calendar years 2003, 2004 and 2005 and the first seven months of calendar year 2006 included at Schedule 2.6 (the “Reference Financial Statements”) are derived from the books and records of the Stations and were prepared in accordance with the internal accounting policies of CBS Radio Inc. and CBS Corporation, as applicable to financial reporting at the radio station level. The Reference Financial Statements present fairly, in all material respects, the financial condition and results of operations of the Stations for the periods then ended consistent with the internal accounting policies of CBS Radio Inc. and CBS Corporation, as applicable to financial reporting at the radio station level. During the period from July 31, 2006 to the date hereof, inclusive, (i) there has been no change in the financial condition or the results of operations of the Stations and (ii) no event has occurred that, in the case of either clause (i) or clause (ii), has had or would reasonably be expected to have a Seller Material Adverse Effect.
               (b) To the extent required by applicable Law and taking into account the threshold for materiality applicable to CBS Corporation, Seller and its Affiliates (i) have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements with respect to the Stations, (ii) have designed disclosure controls and procedures to ensure that material information relating to the Stations is made known to the management of Seller on no less than a quarterly basis, and (iii) have disclosed, based on its most recent evaluation prior to the date hereof, to the auditors of CBS Corporation (x) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Seller’s ability to record, process, summarize and report financial data relating to the Stations and have identified for the auditors of CBS Corporation any material weakness in internal controls relating to the Stations and (y) any fraud relating to the Stations, whether or not material, that involves management or other employees who have a significant role in Seller’s internal controls.
          2.7 FCC Licenses.
               (a) Seller has made available to Buyer true, correct and complete copies of the FCC Licenses, including any and all amendments and modifications thereto. The FCC Licenses were validly issued by the FCC, are validly held by Seller and are in full force and effect. The FCC Licenses are not subject to any condition except for those conditions that appear on the face of the FCC Licenses, those conditions applicable to radio broadcast licenses generally or those conditions disclosed in Schedule 2.7(a). The FCC Licenses listed on Schedule 1.1(a) constitute all authorizations issued by the FCC necessary for the operation of the Stations as currently conducted by Seller, except for those licenses the absence of which would not reasonably be expected to have a Seller Material Adverse Effect.
          (b) Except as otherwise set forth on Schedule 2.7(b), the FCC Licenses for each Station have been issued or renewed for the full terms customarily issued to radio broadcast stations licensed to the state in which the Station’s community of license is located. Except as set forth on Schedule 2.7(b), Seller has no applications pending before the FCC relating to the operation of the Stations.
          (c) Except as set forth on Schedule 2.7(c), Seller (i) has operated the Stations in compliance with the Communications Act of 1934, as amended (the “Communications Act”) and the FCC Licenses, (ii) has filed or made all applications, reports and other disclosures required by the FCC to be made in respect of the Stations and (iii) has timely paid all FCC regulatory fees in respect thereof, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. All such reports and filings are accurate and complete and, from the date hereof to the Closing Date, will be filed on a timely basis, except where such failure would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.
          (d) Except as set forth on Schedule 2.7(d), to the knowledge of Seller after due inquiry of its FCC counsel, there are no petitions, complaints, orders to show cause, notices of violation, notices of apparent liability, notices of forfeiture, proceedings or other actions pending or threatened before the FCC relating to the Stations that would reasonably be expected to have a Seller Material Adverse Effect, other than proceedings affecting the radio broadcast industry generally.
          2.8 Tangible Personal Property. Except as disclosed on Schedule 2.8(a), Seller has title to the Tangible Personal Property free and clear of Liens other than Permitted Liens. Except as disclosed on Schedule 2.8(b), the Tangible Personal Property is in good operating condition, ordinary wear and tear excepted, and has been maintained in a manner consistent with Seller’s past practices.
          2.9 Station Contracts. Each of the Station Contracts (including each of the Real Property Leases) is in effect and is binding upon Seller and, to Seller’s knowledge, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally). Seller is not in material default under any Station Contract, and, to Seller’s knowledge, no other party to any of the Station Contracts is in default thereunder in any material respect. Except as otherwise set forth on Schedule 1.1(c), Seller has provided to Buyer prior to the date of this Agreement true and complete copies of all material Station Contracts (including each Real Property Lease).
     2.10 Intangible Property. Schedule 1.1(d) lists the call letters of the Stations and all owned, registered Intangible Property and significant unregistered Intangible Property. Except as set forth on Schedule 2.10, (a) to Seller’s knowledge, Seller’s use of the registered and owned Intangible Property does not infringe upon or conflict with any third party rights and, to the extent Seller uses the unregistered Intangible Property in the Stations’ broadcast area, such use does not infringe upon or conflict with any third party rights, (b) Seller has received no notice of any claim that its use of any material Intangible Property infringes upon or conflicts with any third party rights, and (c) to Seller’s knowledge, no third party is infringing upon Seller’s intellectual property rights in the Intangible Property. Except as set forth on Schedule 2.10, Seller is not in default of any license or other agreement relating to Seller’s use of the Intangible Property. Seller owns or has the right to use the Intangible Property free and clear of Liens other than Permitted Liens as of the date of this Agreement.
          2.11 Real Property. Seller has good, marketable and insurable fee simple title to the owned Real Property identified on Schedule 1.1(f) (the “Owned Real Property”) free and clear of Liens other than Permitted Liens. Schedule 1.1(f) includes a list of each lease, sublease, license or similar agreement pertaining to the Real Property (the “Real Property Leases”). Seller has good and valid leasehold interest in the Real Property conveyed by the Real Property Leases or has a valid license to occupy the Real Property conveyed by the Real Property Leases as of the date of this Agreement. The Owned Real Property includes, and the Real Property Leases provide, practical and legal vehicular and pedestrian access to the Stations’ facilities. To Seller’s knowledge, the Real Property is not subject to any suit for condemnation or other taking by any public authority. Seller has received no notice of default under or termination of any Real Property Leases, and Seller has no knowledge of any default under any Real Property Lease. Seller has delivered to Buyer true and correct copies of the Real Property Leases together with all amendments thereto. Except as set forth on Schedule 1.1(c) or Schedule 1.1(f), Seller has not granted any oral or written right to any Person (other than Seller) to lease, sublease, license or otherwise occupy any of the Real Property. Except as set forth on Schedule 2.11, Seller has no knowledge of any violations of zoning laws or any encroachments with respect to the Owned Real Property, either onto such Owned Real Property by third parties, or by the Station Assets onto the property of others, for which there is not a valid easement or license.
          2.12 Environmental. Except as set forth on Schedule 2.12, no pollutant, contaminant, hazardous or toxic substance or waste regulated under any applicable Environmental Law has been generated, stored, transported, disposed of or released on, in, from or to the Real Property by Seller or, to Seller’s knowledge, by any other Person, in each case, in violation of any applicable Environmental Law. Except as set forth on Schedule 2.12, (a) Seller has complied in all material respects with all Environmental Laws applicable to the Stations or any of the Real Property, (b) there are no underground storage tanks used by Seller in the operation of the Stations and (c) to Seller’s knowledge, there are no underground storage tanks (including underground storage tanks no longer in use) located on the Owned Real Property. “Environmental Laws” are those environmental, health or safety laws and regulations applicable to Seller’s activities at the Real Property in effect.
          2.13 Employee Information.
               (a) Schedule 2.13 contains a true and complete list as of the date set forth thereon of all Station Employees, including the names, date of hire, current rate of compensation, employment status (i.e., active, disabled, on authorized leave and reason therefor), title, whether such Station Employee is a union or non-union employee, whether such Station Employee is full-time, part-time or per-diem and a general description of benefits, including severance and vacation benefits, if any. Each Station Employee listed on Schedule 2.13 is employed by Seller or an Affiliate of Seller as of the date set forth in Schedule 2.13.

               (b) None of the Stations is subject to or bound by any labor agreement or collective bargaining agreement. None of the Station Employees are represented by a union or other labor organization for purposes of collective bargaining. To the knowledge of Seller, there is no activity now, and there has been no activity in the past two years, involving any Station Employee, or being conducted by a labor organization or union, seeking to certify a collective bargaining unit or engaging in any other organization activity, nor has a labor union been certified.
               (c) Neither the Seller nor any ERISA Affiliate has incurred or reasonably expects to incur any liability under Title IV of ERISA (other than liability for premiums due to the Pension Benefit Guaranty Corporation and contributions made in the ordinary course). “ERISA Affiliate” shall mean any entity which is (or at the relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member or an “affiliated service group” with, Seller as defined in Code Section 414(b), (c), (m) or (o).
          2.14 Compliance with Laws. Except as disclosed on Schedule 2.14, Seller has complied in all material respects with all laws, regulations, rules, writs, injunctions, ordinances, franchises, decrees or orders of any Governmental Authority that are applicable to Seller’s operation of the Stations, ownership of the Station Assets and employment of the Station Employees.
          2.15 Taxes. Seller has, in respect of the Stations’ business, filed all material Tax Returns required to have been filed by it under applicable Law and has paid all Taxes which have become due pursuant to such Tax Returns or pursuant to any assessments which have become payable.
          2.16 Sufficiency and Title to Station Assets. Except for the Excluded Assets, the Station Assets constitute all the assets used or held for use by Seller in the business or operation of the Stations. Seller, or an Affiliate of Seller, owns, leases or is licensed to use all of the Station Assets free and clear of Liens, except for Permitted Liens.
          2.17 No Finder. No broker, finder or other person is entitled to a commission, brokerage fee or other similar payment in connection with this Agreement, the Seller Ancillary Agreements or the transactions contemplated hereby or thereby as a result of any agreements or action of Seller or any party acting on Seller’s behalf.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER
          Buyer represents and warrants to Seller as follows:
          3.1 Existence. Buyer is a Delaware corporation duly organized, validly existing and in good standing under the laws of the state of its organization. Buyer is, or will be at Closing, duly qualified to do business and is in good standing in the State of New York and in each other jurisdiction where such qualification is necessary.

          3.2 Corporate Authorization and Power.
               (a) The execution and delivery by Buyer of this Agreement and all of the other agreements, certificates and instruments to be executed and delivered by Buyer pursuant hereto or in connection with the transactions contemplated hereby (the “Buyer Ancillary Agreements”), the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby are within Buyer’s corporate powers and have been duly authorized by all requisite corporate action on the part of Buyer.
               (b) This Agreement has been, and each Buyer Ancillary Agreement will be, duly executed and delivered by Buyer. This Agreement (assuming due authorization, execution and delivery by Seller) constitutes, and each Buyer Ancillary Agreement will constitute when executed and delivered by Buyer, the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).
          3.3 Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and each applicable Buyer Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with or notification to, any Governmental Authority other than (a) compliance with any applicable requirements of the HSRA, (b) the FCC and (c) any such action by or in respect of or filing with any Governmental Authority as to which the failure to take, make or obtain would not have a Buyer Material Adverse Effect.
          3.4 Noncontravention. The execution, delivery and performance of this Agreement and each Buyer Ancillary Agreement by Buyer and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with the organizational documents of Buyer; (b) assuming compliance with the matters referred to in Section 3.3, conflict with or violate any Law or Governmental Order applicable to Buyer; or (c) require any consent or other action by or notification to any Person under, constitute a default under, give to any Person any rights of termination, amendment, acceleration or cancellation of any right or obligation of Buyer under, any provision of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other agreement or instrument to which Buyer is a party or by which any of Buyer’s assets is or may be bound, except, in the case of clauses (b) and (c), for any such violations, consents, actions, defaults, rights or losses as could not have, individually or in the aggregate, a Buyer Material Adverse Effect.
          3.5 Absence of Litigation. There is no Action pending or, to Buyer’s knowledge, threatened against Buyer that in any manner challenges or seeks to prevent, enjoin, alter or delay materially the transactions contemplated by this Agreement.
          3.6 FCC Qualifications. Buyer is legally, financially and otherwise qualified to be the licensee of, acquire, own and operate the Stations under the Communications Act, and the rules, regulations and policies of the FCC. There are no facts known to Buyer that would, under existing Law and the existing rules, regulations, policies and procedures of the FCC, disqualify Buyer as an assignee of the FCC Licenses or as the owner and operator of the other Station Assets. No waiver of any FCC rule or policy relating to the qualifications of Buyer is necessary for the FCC Consent to be obtained.
          3.7 Financing. Buyer has, and as of the Closing Date will have, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it in accordance with the terms of this Agreement and the Buyer Ancillary Agreements.
          3.8 No Finder. No broker, finder or other person is entitled to a commission, brokerage fee or other similar payment in connection with this Agreement, the Buyer Ancillary Agreements or the transactions contemplated hereby or thereby as a result of any agreements or action of Buyer or any party acting on Buyer’s behalf.
ARTICLE IV
COVENANTS
          4.1 Governmental Approvals.
               (a) FCC Application. The assignment of the FCC Licenses as contemplated by this Agreement is subject to the prior consent and approval of the FCC. Within five Business Days after execution of this Agreement, Buyer and Seller shall file the FCC Application. Seller and Buyer shall thereafter prosecute the FCC Application with all commercially reasonable diligence and otherwise use commercially reasonable efforts to obtain the FCC Consent as expeditiously as practicable. Each party shall promptly provide the other with a copy of any pleading, order or other document served on it relating to the FCC Application, and shall furnish all information required by the FCC. If the Closing occurs prior to the FCC Consent becoming a Final Order, then Buyer’s and Seller’s obligations under this Section 4.1(a) shall survive the Closing until the FCC Consent becomes a Final Order.
               (b) Compliance with HSRA. Each party shall make, within five Business Days after the date of this Agreement, all filings which are required in connection with the transactions contemplated hereby under the HSRA (including making a request for early termination of the waiting period thereunder), and shall furnish to the other party all information that the other reasonably requests in connection with such filings. The consummation of the transactions contemplated by this Agreement and the commencement of the Local Marketing Agreement are each conditioned upon the termination or expiration of the waiting period under the HSRA without the institution or threat of any action with respect to such consummation or commencement.
               (c) Governmental Filing or Grant Fees. Except as otherwise provided in this Agreement, any filing or grant fees (including FCC and HSRA filing fees) imposed by any Governmental Authority, the consent of which is required for the transactions contemplated hereby, shall be borne equally by Seller and Buyer. In addition, Seller and Buyer shall bear equally any fees incurred by Seller in the publication of the requisite local public notice regarding the FCC Application under Section 73.3580(d)(3) of the FCC’s rules.
          4.2 Conduct of Business.
               (a) Prior to Closing. Between the date of this Agreement and the Closing Date, except as expressly permitted by this Agreement or the Local Marketing Agreement, or with the prior written consent of Buyer, which consent shall not be unreasonably conditioned, withheld or delayed and which shall be deemed given if Buyer does not respond to Seller’s request within five Business Days of receipt thereof, Seller shall:
               (i) maintain the FCC Licenses in full force and effect;
               (ii) operate the Stations in all material respects in accordance with the FCC Licenses, the Communications Act, the FCC rules and regulations and all applicable Laws;
               (iii) not materially adversely modify any of the FCC Licenses;
               (iv) not create, assume or permit to exist any Liens or rights affecting any of the Station Assets, except for Permitted Liens or those in existence on the date of this Agreement;
               (v) not sell, lease or dispose of or agree to sell, lease or dispose of any of the Station Assets, except (A) the ordinary course disposition of items that either are obsolete or unnecessary for the continued operation of the Stations as currently operated or are replaced by assets of comparable or superior utility, or (B) pursuant to existing contracts or commitments listed on Schedule 1.1(c), if any, or agree to do any of the foregoing;
               (vi) not terminate, rescind or waive any rights under (A) any Station Contract referenced in Section 6.2(g) or, (B) other than in the ordinary course of business and consistent with past practice, any other Station Contract;
               (vii) not enter into any new contracts or agreements in connection with the operation of the Stations (or amend any existing Station Contract) (A) other than in the ordinary course and consistent with past practice and (B) provided that any such new contracts or amendments that are binding after the Closing, except for those contracts or agreements entered into pursuant to Section 4.2(a)(viii) or Section 4.13, shall require post-Closing payments by Buyer of less than $100,000 (in the aggregate under such new contracts or amendments); and
               (viii) with respect to Station Employees, and except as otherwise provided in Schedule 4.2, not (A) grant raises other than raises that would be given in the ordinary course of business consistent with past practice in connection with the October 1st focal point review, (B) pay substantial bonuses other than (x) stay bonuses or enhanced severance for which the Buyer has no liability or (y) bonuses contemplated under existing employee arrangements, (C) enter into any new employment agreements that are not terminable at will or (D) agree to do any of the foregoing.
               (b) Prior to Commencement of the Local Marketing Agreement. Between the date of this Agreement and the LMA Commencement Date, except as expressly permitted by this Agreement or the Local Marketing Agreement, or with the prior written consent of Buyer, which consent shall not be unreasonably conditioned, withheld or delayed and which shall be deemed given if Buyer does not respond to Seller’s request within five Business Days of receipt thereof, Seller shall:
               (i) notify Buyer promptly if any of the normal broadcast transmissions of any Station are materially interrupted, interfered with or impaired, and provide Buyer with prompt written notice of the problem and the measures being taken to correct such problem;
               (ii) operate the Stations in the ordinary course of business consistent with past practice and with the intent of preserving the ongoing operations and assets of the Stations, including but not limited to maintaining the independent identity of each of the Stations, retaining the current format and programming (including the content thereof) of the Stations and using its commercially reasonable efforts to retain the services of all active Station Employees, consultants and agents of the Stations and preserve the operation of the Stations intact in all material respects and use commercially reasonable efforts to preserve the business of the Stations’ advertisers, customers, suppliers and others having business relations with the Stations and continue to conduct financial operations of the Stations, including its credit and collection and pricing policies and practices, in the ordinary course of business consistent with past practices;
               (iii) use commercially reasonable efforts to preserve the business and goodwill of the Stations and the Station Assets;
               (iv) not change the advertising rates in effect as of the date hereof, except in accordance with ordinary course of business pricing policies;
               (v) maintain the Tangible Personal Property and the Real Property in normal operating condition consistent with Seller’s past practices, ordinary wear and tear excepted; and
               (vi) not change the call letters of the Stations.
               (c) Control of Stations. Subject to the provisions of this Section 4.2 and the terms of the Local Marketing Agreement, Buyer shall not, directly or indirectly, control, supervise or direct the operations of the Stations prior to the Closing. Such operations shall be the sole responsibility of Seller and shall be in its complete discretion.
          4.3 Access to Information; Inspections; Confidentiality; Publicity.
               (a) Between the date hereof and the Closing Date, Seller shall furnish Buyer with such information relating to the Station Assets as Buyer may reasonably request, at

Buyer’s expense and provided such request does not interfere unreasonably with the business of the Stations.
               (b) Between the date hereof and the LMA Commencement Date, at Buyer’s reasonable request and upon prior reasonable notice, Seller shall give or cause the Stations to give Buyer and Buyer’s counsel, accountants, engineers and other representatives reasonable access during normal business hours to all of Seller’s personnel, properties, books, Station Contracts, reports and records (including, without limitation, financial information relating to the Stations and, to the extent permitted by Law, relating to the Station Employees), tax returns, if any, solely relating to the Stations, real estate, buildings and equipment relating to the Stations, and to furnish Buyer with information and copies of all documents and agreements relating to the Stations and the operation thereof that Buyer may reasonably request.
               (c) Seller shall cooperate, and use its commercially reasonable efforts to cause its independent auditors to reasonably cooperate, with Buyer in order to enable Buyer, at its expense, to have independent auditors (as that term is defined in the Securities Act and the published rules and regulations thereunder) selected by Buyer prepare audited and/or reviewed financial statements for the Stations for any fiscal year-end and any interim period(s) to the extent Buyer reasonably determines such financial statements are required by the Securities Act and/or the Exchange Act. Without limiting the generality of the foregoing, Seller agrees that it will: (i) consent to the use or incorporation of such audited and/or reviewed financial statements in any registration statement or other document filed by Buyer or any of its Affiliates under the Securities Act or the Exchange Act, (ii) execute and deliver, and cause its officers to execute and deliver, such “representation” letters as are customarily delivered in connection with audits and as Seller’s or Buyer’s independent accountants may reasonably request under the circumstances, and (iii) cooperate, and use its commercially reasonable efforts to cause its independent auditors to reasonably cooperate, in consenting to the use or incorporation of the audited financials of Buyer or any of its Affiliates under the Securities Act or the Exchange Act whether before or after the Closing. Seller’s duty to cooperate pursuant to this Section is between the date hereof and the Closing Date, as well as after the Closing Date to the extent Buyer reasonably requests Seller’s cooperation.
               (d) Nothing contained herein should be deemed to negate or limit the Seller’s or any of its Affiliates’ rights or any obligations of the Buyer or any of its Affiliates under that certain letter agreement, dated April 19, 2006, by and between CBS Corporation and Regent Communications, Inc. (the “Confidentiality Agreement”), which is incorporated herein by reference.
               (e) No news release or other public announcement pertaining to the transactions contemplated by this Agreement will be made by or on behalf of any party hereto without the prior written approval of the other party (such consent not to be unreasonably withheld or delayed), unless the disclosing party determines, after discussion with its legal counsel, that such disclosure is otherwise required by Law or any regulation or rule of any stock exchange binding upon such party. Where any announcement, communication or circular concerning the transactions contemplated by this Agreement is required by Law or any regulation or rule of any stock exchange, it shall be made by the relevant party after consultation, where reasonably practicable, with the other party and taking into account the reasonable requirements (as to timing, contents and manner of making or dispatch of the announcement, communication or circular) of the other party.
          4.4 Risk of Loss.
               (a) Seller shall bear the risk of any casualty loss or damage to any of the Station Assets prior to the LMA Commencement Date, and Buyer shall bear such risk on and after the LMA Commencement Date. In the event of any casualty loss or damage to the Station Assets prior to the LMA Commencement Date, Seller shall be responsible for repairing or replacing (as appropriate under the circumstances) any lost or damaged Station Asset (the “Damaged Asset”), unless such Damaged Asset was obsolete and unnecessary for the continued operation of the Stations consistent with Seller’s past practice and the FCC Licenses and applicable Law. If Seller is unable to repair or replace a Damaged Asset by the date on which the Closing would otherwise occur under this Agreement, then the proceeds of any insurance covering such Damaged Asset shall be assigned to Buyer at Closing, and to the extent such proceeds are not sufficient to cover the reasonable out-of-pocket costs incurred by Buyer in repairing or replacing the Damaged Asset after the Closing, Seller shall reimburse Buyer by an amount equal to the deficiency.
               (b) If a Station is off the air prior to the LMA Commencement Date, then Seller shall use commercially reasonable efforts to return the Station to the air as promptly as practicable in the ordinary course of business. Notwithstanding anything herein to the contrary, if on the day otherwise scheduled for commencement of the Local Marketing Agreement, a Station is off the air or operating with a material reduction in coverage, then commencement of the Local Marketing Agreement as to the affected Station shall be postponed until the date five Business Days after such affected Station returns to the air, and, if applicable, such reduction in coverage is substantially corrected, and the fee payable pursuant to paragraph 1 of Schedule 1.5 of the Local Marketing Agreement during the deferral period shall be reduced by an amount equal to (i) the fee as set forth in paragraph 1 times (ii) the quotient of (x) the EBITDA for the affected Station or Stations during the first seven months of 2006 as shown on the Reference Financial Statements divided by (y) the EBITDA for the Stations, as a whole, as shown on the Reference Financial Statements during the same seven-month period; provided, however, that Buyer shall have no obligation to commence operations under the Local Marketing Agreement if WYRK(FM), WBLK(FM) or WJYE(FM) (each, a “Material Station”) are off the air or operating with a material reduction in coverage, until the date five Business Days after the Material Station returns to the air or, if applicable, such coverage is substantially corrected. If Seller is unable to return a Material Station to the air without any material reduction in coverage within 30 days of the outage, Buyer shall have the right to terminate this Agreement, without incurring any liability to Seller, upon written notice to Seller, provided that Buyer delivers such notice to terminate to Seller prior to the LMA Commencement Date. For the avoidance of any doubt, Buyer shall have no termination right under this Section 4.4(b) after the LMA Commencement Date.
          4.5 Consents to Assignment; Estoppel Certificates. After the execution of this Agreement and prior to Closing, Seller shall use its commercially reasonable efforts to obtain (a) any third-party consents necessary for the assignment of any Station Contract or Real Property Lease and (b) estoppel certificates duly executed by the lessors under the Real Property

Leases in the form of Exhibit A attached hereto. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Station Contract or any claim or right or any benefit arising thereunder or resulting therefrom if such assignment, without the consent of a third party thereto, would constitute a breach or other contravention of such Station Contract or in any way adversely affect the rights of Buyer or Seller thereunder. If such consent is not obtained prior to the Closing Date, (i) Seller shall use its commercially reasonable efforts to (A) obtain such consent as soon as possible after the Closing Date, (B) provide to Buyer the financial and business benefits of any such Station Contract and (C) enforce, at the request of Buyer, for the account of Buyer, any rights of Seller arising from any such Station Contract; and (ii) Buyer shall assume the obligations under such Station Contract in accordance with this Agreement. Notwithstanding the foregoing, neither Seller nor any of its Affiliates shall be required to pay consideration (except as may be specifically contemplated by the relevant Station Contract) to any third party to obtain any consent or estoppel certificate.
          4.6 Notification. Each party shall notify the other party of the initiation or threatened initiation of any litigation, arbitration or administrative proceeding that challenges the transactions contemplated hereby, including any challenges to the FCC Application.
          4.7 Employee Matters.
               (a) On the LMA Commencement Date, Buyer shall offer employment to each Station Employee who is employed immediately prior to the LMA Commencement Date and who (i) is not on authorized leave of absence, sick leave, short or long term disability leave, military leave or layoff with recall rights (“Active Employees”), or (ii) is on authorized leave of absence, sick leave, short or long term disability leave, military leave or layoff with recall rights who returns to active employment immediately following such absence and within six months of the Closing or such later date as required under applicable law (“Inactive Employees”), except as set forth on Schedule 4.7 of this Agreement or Schedule 4.1 of the Local Marketing Agreement. On the Closing Date, Buyer shall offer employment to each employee listed on Schedule 4.1 of the Local Marketing Agreement. For the purposes hereof, all Station Employees who accept Buyer’s offer of employment are hereinafter referred to collectively as the “Transferred Employees,” and the “Employment Commencement Date” as referred to herein shall mean (i) as to those Transferred Employees who are listed on Schedule 4.1 of the Local Marketing Agreement, the Closing Date, (ii) as to those Transferred Employees who are Active Employees and are not listed on Schedule 4.1 of the Local Marketing Agreement, the LMA Commencement Date, and (iii) as to those Transferred Employees who are Inactive Employees and are not listed on Schedule 4.1 of the Local Marketing Agreement, the date on which the Transferred Employee begins employment with Buyer. Buyer shall offer employment to Active and Inactive Employees and employ at-will those Transferred Employees who do not have employment agreements with the Seller at a monetary compensation (or monetary compensation formula, including base salary, commission rate and bonus opportunity) at least as favorable as that provided by Seller immediately prior to the Employment Commencement Date. The initial terms and conditions of employment for those Transferred Employees who have employment agreements, including account executive agreements and bonus term sheets, with the Seller shall be dictated by such employment agreements to the extent such employment agreements are assignable and consent to assignment, if necessary, is obtained; provided, however, Buyer shall not be required to provide (i) any form of equity compensation, including but not limited to, any stock, options, warrants, phantom stock plans, or otherwise, or (ii) benefits under specific employee benefit plans that are not otherwise offered by Buyer immediately prior to the Employment Commencement Date. For a period of 90 days from the Employment Commencement Date, Buyer shall provide severance benefits to the Transferred Employees on terms consistent in all material respects with those severance benefits provided by Seller as set forth on Schedule 2.13 hereto; provided Seller shall reimburse Buyer for the first $200,000 in severance benefits actually paid to Transferred Employees as a result of terminations during such 90-day period.
               (b) Seller shall be responsible for: (i) claims for medical and dental benefits, disability benefits, life insurance benefits and workers compensation that are incurred prior to the Employment Commencement Date; and (ii) claims related to “COBRA” coverage attributable to “qualifying events” occurring prior to the Employment Commencement Date, in each case, with respect to any Transferred Employee and beneficiaries and dependents. Buyer shall be responsible, to the extent any claims are covered by the terms of Buyer’s plans, for: (i) claims for medical and dental benefits, disability benefits, life insurance benefits and workers compensation that are incurred on or after the Employment Commencement Date; and (ii) claims related to “COBRA” coverage attributable to “qualifying events” occurring on or after the Employment Commencement Date, in each case, with respect to any Transferred Employee and beneficiaries and dependents. For purposes of the foregoing, a medical/dental claim shall be considered when the medical services are rendered or medical supplies are provided, and not when the condition arose. A life insurance or workers compensation claim shall be considered incurred prior to a particular date if the injury or condition giving rise to the claim occurs prior to such date. A disability claim shall be deemed to be incurred when the employee is declared disabled under the terms of the applicable disability plan.
               (c) Subject to the requirements of Buyer’s plan administrator, (i) Buyer shall cause all Transferred Employees to be eligible to participate in its “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and its “defined contribution plans” (as defined in Section 414(i) of the Code) to the extent Buyer’s similarly-situated employees are generally eligible to participate, (ii) all Transferred Employees and their spouses and dependents shall be eligible for coverage immediately after the Employment Commencement Date (and shall not be excluded from coverage under any employee welfare benefit plan that is a group health plan on account of any pre-existing condition, as long as such condition is covered under Buyer’s group health plan), (iii) all Transferred Employees who, immediately prior to the Employment Commencement Date, were eligible to participate in a defined contribution plan maintained by Seller or its Affiliates, shall become participants in the Regent Communications, Inc. 401(k) Profit Sharing Plan as soon as administratively feasible after their Employment Commencement Date, (iv) for purposes of any length of service requirements, waiting periods or differential benefits based on length of service in any such employee welfare benefit plans (including any severance plans or policies) and defined contribution plans for which Transferred Employees may be eligible after Closing, Buyer shall ensure, to the extent permitted by applicable Law (including ERISA and the Code), that service with Seller (as shown on Schedule 2.13) shall be deemed to have been service with Buyer, (v) Buyer shall cause its defined contribution plans to accept rollover contributions from the Transferred Employees of any account balances distributed to them by the Seller’s 401(k) plan or any 401(k) plan of Seller’s Affiliates, provided that Seller confirms that such 401(k) plan is a qualified retirement plan under Section 401(a) of the Code, and (vi) Buyer shall allow any such Transferred Employee’s outstanding plan loan that is not in default to be directly rolled into Buyer’s defined contribution plans. The distribution and rollover described herein shall comply with applicable Law, and each party shall make all filings and take any actions required of such party by applicable Law in connection therewith. Buyer also shall ensure, to the extent permitted by applicable Law (including ERISA and the Code) and Buyer’s plans, that Transferred Employees receive credit under any welfare benefit plan of Buyer for any deductibles or co-payments paid by Transferred Employees and their spouses and dependents for the current plan year under a plan maintained by Seller.
               (d) Notwithstanding any other provision contained herein, Buyer shall grant credit for all unused sick leave accrued by Transferred Employees on the basis of their service during the current calendar year as employees of Seller. Seller’s sick leave policy does not allow for a carry-over from year to year and is a “use it or lose it” policy.
               (e) Provided that Buyer receives an appropriate proration under Section 1.7, Buyer will assume all liabilities for unpaid, accrued vacation and personal days of Transferred Employees as of the Employment Commencement Date (“Accrued Vacation”), and shall permit Transferred Employees to use their Accrued Vacation entitlement until twelve (12) months from the Employment Commencement Date. Buyer will pay any Transferred Employee to the extent that such Transferred Employee has any unused Accrued Vacation at the end of such twelve (12) month period. Service with both Buyer and Seller (as shown on Schedule 2.13) shall be taken into account in determining Transferred Employees’ vacation entitlement under the Buyer’s vacation policy after the Employment Commencement Date. Except as prohibited by applicable Law, after the Closing Seller shall deliver to Buyer originals or copies of all personnel files and records (excluding medical and benefit plan records) related to the Transferred Employees, and Seller shall have reasonable continuing access to such files and records thereafter.
               (f) From the date hereof until the eighteen-month anniversary of the LMA Commencement Date, or the Closing Date in the case of those Transferred Employees listed on Schedule 4.1 of the Local Marketing Agreement, neither Seller nor any Affiliate of Seller shall solicit for employment any Station Employees, other than pursuant to a general solicitation not specifically targeted at any employees of the Stations, and shall not during such period hire or transfer any Station Employees, to work for any radio station under the control of CBS Corporation, other than at the Stations. Notwithstanding anything to the contrary, Seller and Seller’s Affiliates shall be permitted to solicit for employment and hire any Transferred Employee terminated by Buyer within 90 days of the Employment Commencement Date.
          4.8 Title Insurance; Surveys.
               (a) Seller shall deliver to Buyer, within 45 days of the date of this Agreement, title commitments (i) on the Owned Real Property sufficient in form to allow Buyer to obtain, at Buyer’s sole cost and expense, a standard form of title insurance policy insuring the fee simple interest in the Owned Real Property in the form of the commitment referenced on Schedule 4.8 and subject only to Permitted Liens and those matters set forth in such commitment and (ii) as to the leasehold interest in the 14 Lafayette Square, Buffalo, NY tower site.

               (b) Seller shall cooperate with Buyer (provided that Seller shall not be required to pay any consideration to Buyer or any third party) so that Buyer may, at its option and at its sole cost and expense, obtain, within 45 days of the date of this Agreement, ALTA surveys of the Owned Real Property, which shall reflect (i) no encroachments upon such parcels or adjoining parcels by buildings, structures or improvements which would adversely affect title or materially interfere with or impair the use of the Owned Real Property for the purpose for which it is currently used or materially adversely affect the value of the property, and (ii) access to such parcels from a dedicated roadway or indirect practical, legal and insurable access to a dedicated roadway.
          4.9 Environmental. Buyer may at its expense conduct environmental reviews of the Owned Real Property within 45 days of the date of this Agreement; provided, however, that no intrusive sampling shall be performed without Seller’s prior written approval (which shall not be unreasonably withheld). If any such environmental review discloses a material violation of, or material condition that, if disclosed to the appropriate Governmental Authority, Buyer or Seller would reasonably be expected to be required to remediate under applicable Environmental Laws at any of the Owned Real Property (which violation or condition shall hereinafter be referred to as an “Environmental Condition”) and such Environmental Conditions, in the aggregate, have a corrective or remediation cost estimated in reasonable good faith by Buyer’s consultant to be less than $500,000, then Seller shall remediate or undertake to remediate such conditions in all material respects prior to Closing, provided that the completion of such remediation shall not be a condition to Buyer’s obligation to close hereunder. If such Environmental Conditions, in the aggregate, have a remediation cost estimated in good faith by Buyer’s consultant to be $500,000 or more, then within 10 Business Days after delivery to Seller of such environmental assessment, Seller shall notify Buyer of its election to either (a) remediate or undertake to remedy such conditions in all material respects prior to Closing, provided that the completion of such remediation shall not be a condition to Buyer’s obligation to close hereunder, or (b) not remediate or undertake to remedy such conditions, in which event Buyer may terminate this Agreement on written notice to Seller. This Section 4.9 sets forth Buyer’s sole remedy if an environmental review obtained by Buyer pursuant to this Section 4.9 prior to Closing discloses an Environmental Condition. For the avoidance of any doubt, the pre-Closing discovery of such an Environmental Condition shall be deemed an exception to Seller’s representations and warranties in Section 2.12, and Buyer shall have no claim against Seller pursuant to the indemnification provisions or otherwise for such an Environmental Condition except as provided in this Section 4.9. Seller’s obligations under this Section 4.9 shall survive the Closing.
          4.10 Further Assurances. After Closing, each party hereto shall execute all such instruments and take all such actions as any other party may reasonably request, without payment of further consideration, to effectuate the transactions contemplated by this Agreement, including the execution and delivery of confirmatory and other transfer documents in addition to those to be delivered at Closing.
          4.11 No Shop. From the date hereof, until the earlier of the Closing Date or the termination of this Agreement, Seller and its Affiliates will not, directly or indirectly, encourage, solicit, or engage in discussions or negotiations with, or provide any information to, any Person (other than Buyer and its representatives) concerning any sale or disposition of all, or substantially all, of the Station Assets or the FCC Licenses, provided that this Section 4.11 shall not apply to any discussions or negotiations involving the securities of Seller or any Affiliate of Seller.
          4.12 No Inconsistent Action; Notice. Seller shall not take any action which is materially inconsistent with its obligations under this Agreement, or take any action which would materially hinder or delay the consummation of the transactions contemplated by this Agreement. During the period from the date of this Agreement to the Closing Date, Seller shall notify Buyer of any action taken by Seller that, if it had been taken on or prior to the date hereof, would have caused any of the representations and warranties made by Seller in this Agreement to become false or invalid.
          4.13 Seller’s Actions. Seller shall complete, pay directly or reimburse Buyer for all amounts required to complete any projects or any actions set forth on Schedule 4.13.
ARTICLE V
CONDITIONS PRECEDENT
          5.1 To Buyer’s Obligations. The obligations of Buyer hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:
          (a) Representations, Warranties and Covenants. The representations and warranties of Seller made in this Agreement, the Local Marketing Agreement and Seller Ancillary Agreements shall be true and correct, disregarding all qualifiers and exceptions relating to materiality or Seller Material Adverse Effect, (i) as of the date of this Agreement and (ii) (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall have been true and correct, disregarding all qualifiers and exceptions relating to materiality or Seller Material Adverse Effect, as of such earlier date) as of the Closing Date as though made on and as of the Closing Date, except, in both cases, (A) for changes expressly contemplated by this Agreement, permitted under Section 4.2 (Conduct of Business Prior to Closing) or that take place after the LMA Commencement Date as a result of Buyer LMA Actions, (B) casualty losses or damages subject to Section 4.4 (Risk of Loss) or that are reimbursable by Buyer under the Local Marketing Agreement or (C) where the failures to be true and correct, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Seller Material Adverse Effect. Seller shall have performed in all material respects all the covenants, agreements and obligations required to be performed by it under this Agreement, the Local Marketing Agreement and Seller Ancillary Agreements on or prior to the Closing Date. Buyer shall have received a certificate dated as of the Closing Date from Seller, executed by an authorized officer of Seller to the effect that the conditions set forth in this Section 5.1(a) have been satisfied.
          (b) Governmental Consents. The FCC Consent shall have been granted and shall be in full force and effect and shall contain no provision materially adverse to any of Buyer, Buyer’s Affiliates or the Stations, and shall have become a Final

Order; provided that the condition as to a Final Order shall not apply (i) if no filing shall have been made with the FCC by any third party that pertains to or becomes associated with the FCC Application, or (ii) if any such filing shall have been made, then if, in the reasonable opinion of Buyer’s FCC counsel, the objection set forth in the filing would not reasonably be expected to result in a denial of the FCC Consent or a designation for hearing of the FCC Application. Any waiting period under the HSRA shall have been terminated or expired.
          (c) Adverse Proceedings. No Governmental Order shall have been rendered against any party hereto that would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms, and no Action shall be pending before any Governmental Authority, other than the FCC, challenging this Agreement or the transactions contemplated hereby, which is reasonably likely to restrain, alter, prohibit or otherwise materially interfere with the Closing.
          (d) Authorization. Buyer shall have received a true and complete copy, certified by an officer of Seller, of the resolutions duly and validly adopted by the board of directors of Seller evidencing its authorization of the execution and delivery of this Agreement and consummation of the transactions contemplated hereby.
          (e) Deliveries. Seller shall have made or stand willing to make all the deliveries required under Sections 6.1 and 6.2.
          (f) Title Commitments and Surveys. Seller shall have delivered to Buyer the title commitments set forth in Section 4.8(a), and Buyer shall have been able to obtain (even if Buyer has not obtained) the surveys set forth in Section 4.8(b).
          (g) Local Marketing Agreement. The Local Marketing Agreement shall not have been terminated as a result of Seller’s breach of its obligations thereunder.
          5.2 To Seller’s Obligations. The obligations of Seller hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:
          (a) Representations, Warranties and Covenants. The representations and warranties of Buyer made in this Agreement, the Local Marketing Agreement and Buyer Ancillary Agreements shall be true and correct, disregarding all qualifiers and exceptions relating to materiality or Buyer Material Adverse Effect, (i) as of the date of this Agreement and (ii) (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall have been true and correct, disregarding all qualifiers and exceptions relating to materiality or Buyer Material Adverse Effect, as of such earlier date) as of the Closing Date as though made on and as of the Closing Date except, in both cases, (A) for changes expressly contemplated by this Agreement or (B) where the failures to be true and correct, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Buyer Material Adverse Effect. Buyer shall have performed in all material respects all covenants, agreements and obligations required to be performed by it under this Agreement, the Local Marketing Agreement and Buyer Ancillary Agreements on or prior to the Closing Date. Seller shall have received a certificate dated as of the Closing Date from Buyer executed by an authorized officer of Buyer, to the effect that the conditions set forth in this Section 5.2(a) have been satisfied.
          (b) Governmental Consents. The FCC Consent shall have been granted and shall be in full force and effect and shall contain no provision materially adverse to Seller or Seller’s Affiliate. Seller acknowledges that Seller’s obligation to consummate the transactions contemplated by this Agreement is not subject to the condition that the FCC Consent shall have become a Final Order. Any waiting period under the HSRA shall have been terminated or expired.
          (c) Adverse Proceedings. No Governmental Order shall have been rendered against any party hereto that would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms, and no Action shall be pending before any Governmental Authority, other than the FCC, challenging this Agreement or the transactions contemplated hereby, which is reasonably likely to restrain, alter, prohibit or otherwise materially interfere with the Closing.
          (d) Authorization. Seller shall have received a true and complete copy, certified by an officer of Buyer, of the resolutions duly and validly adopted by the board of directors of Buyer evidencing its authorization of the execution and delivery of this Agreement and consummation of the transactions contemplated hereby.
          (e) Deliveries. Buyer shall have made or stand willing to make all the deliveries required under Sections 6.1 and 6.3 and shall have paid or stand willing to pay the Purchase Price as provided in Section 1.5.
ARTICLE VI
DOCUMENTS TO BE DELIVERED AT THE CLOSING
          6.1 Documents to be Delivered by Both Parties. At the Closing, each of Buyer and Seller shall execute and deliver to the other as applicable:
          (a) a duly executed Assignment and Assumption Agreement, substantially in the form of Exhibit B-1; and
          (b) a duly executed Assignment and Assumption Agreement for the Real Property Leases, substantially in the form of Exhibit B-2.
     6.2 Documents to be Delivered by Seller. At the Closing, Seller shall deliver to Buyer the following:
          (a) the certificate described in Section 5.1(a);
          (b) the documents described in Section 5.1(d);

          (c) a duly executed Bill of Sale, substantially in the form of Exhibit B-3;
          (d) a duly executed Assignment for the FCC Licenses, substantially in the form of Exhibit B-4;
          (e) a duly executed Assignment for the Intangible Property, substantially in the form of Exhibit B-5;
          (f) a duly executed special warranty deed for the Owned Real Property, substantially in the form of Exhibit B-6; and
          (g) the consents to assignment required under those Station Contracts listed on Schedule 1.1(c) or Schedule 1.1(f) and marked with a “‡”, if any, duly executed by the appropriate Persons.
          6.3 Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver to Seller the following:
          (a) the certificate described in Section 5.2(a);
          (b) the documents described in Section 5.2(d); and
          (c) the Purchase Price.
ARTICLE VII
SURVIVAL INDEMNIFICATION
          7.1 Survival. The representations and warranties and covenants contained in Section 4.2(b) shall survive for a period ending on the later of 18 months after the LMA Commencement Date and 12 months after the Closing Date, whereupon they shall expire and be of no further force or effect, except those representations and warranties under: (a) Section 2.15 (Taxes), which shall survive until the expiration of any applicable statute of limitations, (b) Section 2.17 (No Finder) and Section 3.8 (No Finder), each of which shall survive indefinitely, (c) the provisions in Section 2.7 (FCC Licenses), Section 2.8 (Tangible Personal Property), Section 2.11 (Real Property) and Section 2.16 (Sufficiency and Title to Station Assets) relating to title, each of which shall survive indefinitely, (d) all warranties of title in the deeds, which shall survive indefinitely, and (e) Section 2.12 (Environmental), which shall survive 48 months. Except for the covenants contained in Section 4.2(b), the covenants and agreements shall survive the Closing until performed. No claim may be brought under this Agreement unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of the applicable survival period. In the event such notice is given, the right to indemnification with respect thereto shall survive the applicable survival period until such claim is finally resolved and any obligations thereto are fully satisfied.
          7.2 Indemnification.

               (a) Subject to Section 7.1 of this Agreement, subject to the provisions of the Local Marketing Agreement, and in addition to the indemnification obligations provided for in Section 7.1 of the Local Marketing Agreement, from and after the LMA Effective Time (as defined in the Local Marketing Agreement), Seller shall defend, indemnify and hold harmless Buyer, its Affiliates and their respective employees, officers, directors, shareholders and agents (collectively, the “Buyer Indemnified Parties”) from and against any and all losses, costs, damages, liabilities, expenses, obligations and claims of any kind (including any Action brought by any Governmental Authority or Person and including reasonable attorneys’ fees and expenses (“Losses”)) incurred by such Buyer Indemnified Party arising out of or resulting from (i) Seller’s breach of any of its representations and warranties in this Agreement, any Seller Ancillary Agreement or in any other certificate or document delivered pursuant hereto or thereto; (ii) any Section 4.2(b) covenants contained in this Agreement, (iii) any breach or nonfulfillment of any agreement or covenant (other than Section 4.2(b) covenants) of Seller under the terms of this Agreement or any Seller Ancillary Agreement; (iv) the Retained Liabilities; and (v) Seller’s ownership or operation of the Stations or the Station Assets prior to the Closing Date; provided however, in all cases, that Seller shall have no liability for any misrepresentation, breach of warranty or breach or nonfulfillment of any covenant or agreement of which Buyer is aware at or prior to the LMA Commencement Date. Seller shall have no liability to Buyer under clauses (i) and (v) of this Section 7.2(a) until, and only to the extent that, Buyer’s aggregate Losses exceed 1.5% of the Purchase Price, and the maximum liability of Seller under clauses (i) and (v) of this Section 7.2(a) shall be an amount equal to 50% of the Purchase Price; provided, however, that the 1.5% “basket” and 50% “cap” shall not apply to any claim for indemnification pursuant to clause (v) to the extent such claim would also be indemnifiable under clauses (ii) — (iv).
               (b) Subject to Section 7.1 of this Agreement, subject to the provisions of the Local Marketing Agreement, and in addition to the indemnification obligations provided for in Section 7.1 of the Local Marketing Agreement, from and after the LMA Effective Time (as defined in the Local Marketing Agreement, Buyer shall defend, indemnify and hold harmless Seller, its Affiliates and their respective employees, officers, directors, shareholders and agents (collectively, the “Seller Indemnified Parties”) from and against any and all Losses incurred by such Seller Indemnified Party arising out of or resulting from (i) Buyer’s breach of any of its representations or warranties contained in this Agreement, any Buyer Ancillary Agreement or in any other certificate or document delivered pursuant hereto or thereto; (ii) any breach or nonfulfillment of any agreement or covenant of Buyer under the terms of this Agreement or any Buyer Ancillary Agreement; (iii) the Assumed Obligations; and (iv) Buyer’s ownership or operation of the Stations or the Station Assets on or after the Closing Date; provided, however, that Buyer shall have no liability for any misrepresentation, breach of warranty or breach or nonfulfillment of any covenant or agreement of which Seller is aware at or prior to the LMA Commencement Date, and provided further that Buyer shall have no obligation to defend, hold harmless or indemnify the Seller Indemnified Parties for or against Losses under, arising from or relating to Environmental Laws which Losses arise from or relate to facts or circumstances which first occur prior to the Effective Time irrespective of the fact that such Losses would not constitute Retained Liabilities under Section 1.4 above. Buyer shall have no liability to Seller under clauses (i) and (iv) of this Section 7.2(b) until, and only to the extent that, Seller’s aggregate Losses exceed 1.5% of the Purchase Price, and the maximum liability of Buyer under clauses (i) and (iv) of this Section 7.2(b) shall be an amount equal to 50% of the Purchase Price; provided, however, that the 1.5% “basket” and 50% “cap” shall not apply to any claim for indemnification pursuant to clause (iv) to the extent such claim would also be indemnifiable under clauses (ii) — (iii).
          7.3 Procedures. The indemnified party shall give prompt written notice to the indemnifying party of any demand, suit, claim or assertion of liability by third parties or other circumstances that could give rise to an indemnification obligation hereunder against the indemnifying party (a “Claim”), but a failure to give or a delay in giving such notice shall not affect the indemnified party’s right to indemnification and the indemnifying party’s obligation to indemnify as set forth in this Agreement, except to the extent the indemnifying party’s ability to remedy, contest, defend or settle with respect to such Claim is thereby prejudiced. The obligations and liabilities of the parties with respect to any Claim shall be subject to the following additional terms and conditions:
          (a) The indemnifying party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense or opposition to such Claim.
          (b) In the event that the indemnifying party shall elect not to undertake such defense or opposition, or, within 20 days after written notice (which shall include sufficient description of background information explaining the basis for such Claim) of any such Claim from the indemnified party, the indemnifying party shall fail to undertake to defend or oppose, the indemnified party (upon further written notice to the indemnifying party) shall have the right to undertake the defense, opposition, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the indemnifying party (subject to the right of the indemnifying party to assume defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereof).
          (c) Anything herein to the contrary notwithstanding (i) the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim, (ii) the indemnifying party shall not, without the indemnified party’s written consent, settle or compromise any Claim or consent to entry of any judgment, unless such judgment, settlement or compromise includes the giving by the claimant to the indemnified party of a release from all liability in respect of such Claim, and (iii) in the event that the indemnifying party undertakes defense of or opposition to any Claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel or other representatives concerning such Claim and the indemnifying party and the indemnified party and their respective counsel or other representatives shall cooperate in good faith with respect to such Claim.
           7.4 Computation of Indemnifiable Losses. Any amount payable pursuant to this Article VII shall be decreased to the extent of (a) any amounts actually recovered by the indemnified party from any third party (including insurance proceeds) in respect of an indemnifiable Loss, and (b) any net Tax benefit actually realized by the indemnified party arising out of an indemnifiable Loss. The indemnifying party and the indemnified party shall cooperate in good faith in providing each other the information necessary to determine the Tax benefits, as the case may be, in each case. The indemnified party shall use its commercially reasonable efforts to pursue payment under or from any insurer or third-party in respect of such Losses. Buyer shall not, and shall cause the Stations not to, without the prior written consent of the Seller, waive, release, compromise, reduce or otherwise amend in any way that would limit coverage, any fully-paid insurance policies or coverage in effect at the Closing that relate to Losses.
          7.5 Sole Remedy. After the Closing, the right to indemnification under this Article VII shall be the exclusive remedy of any party in connection with any breach or default by another party under this Agreement, any Buyer Ancillary Agreement or any Seller Ancillary Agreement, provided that nothing in this Section 7.5 shall limit a party’s right (a) to seek equitable relief in connection with the non-performance of any agreement or covenant contained in this Agreement, any Buyer Ancillary Agreement or any Seller Ancillary Agreement that contemplates performance after the Closing, and (b) to bring an Action for common law fraud or willful misconduct, regardless of whether such common law fraud or willful misconduct also included a breach of any agreement, covenant, representation or warranty; provided that such Action must be brought within the applicable survival period set forth in Section 7.1 or the applicable statute of limitations, whichever is shorter. Neither party shall have any liability to the other party under any circumstances for special, indirect, consequential, punitive or exemplary damages, or lost profits, diminution in value or any damages based on any type of multiple of any Indemnified Party.
ARTICLE VIII
TERMINATION RIGHTS
          8.1 Termination.
               (a) This Agreement may be terminated prior to Closing by either Buyer or Seller upon written notice to the other following the occurrence of any of the following:
          (i) if the other party is in material breach or default of this Agreement or does not perform in all material respects the obligations to be performed by it under this Agreement on the Closing Date such that the conditions set forth in Sections 5.1(a) and 5.2(a), as applicable, would not be satisfied and such breach or default has not been waived by the party giving such termination notice;
          (ii) if there shall be any Law that prohibits consummation of the sale of the Stations or if a Governmental Authority of competent jurisdiction shall have issued a final, nonappealable Government Order enjoining or otherwise prohibiting consummation of the sale of the Stations;
          (iii) if the FCC denies the FCC Application;
          (iv) if the Local Marketing Agreement is terminated pursuant to Section 8.1(a) of the Local Marketing Agreement; or

          (v) if the Closing has not occurred by the date that is 18 months from the date hereof (the “Upset Date”), provided however, if the Closing has not occurred by the Upset Date and all other conditions precedent to Buyer’s obligations to close as set forth in Section 5.1 of this Agreement have been satisfied or waived by Buyer other than the grant of the FCC Consent, Buyer may, at its option, extend the Upset Date for an additional 12 months.
               (b) This Agreement may be terminated prior to Closing upon written notice from Buyer to Seller as provided by Section 4.9 (Environmental).
               (c) This Agreement may be terminated prior to Closing by mutual written consent of Buyer and Seller.
               (d) This Agreement may be terminated prior to Closing upon written notice from Seller to Buyer as provided by Section 1.5 (Purchase Price).
               (e) If either party believes the other to be in breach or default of this Agreement, the non-defaulting party shall, prior to exercising its right to terminate under Section 8.1(a)(i), provide the defaulting party with notice specifying in reasonable detail the nature of such breach or default. Except for a failure to pay the Purchase Price, the defaulting party shall have 20 days from receipt of such notice to cure such default; provided, however, that if the breach or default is incapable of cure within such 20-day period, the cure period shall be extended as long as the defaulting party is diligently and in good faith attempting to effectuate a cure. Nothing in this Section 8.1(e) shall be interpreted to extend the Upset Date.
               (f) If this Agreement is terminated under the provisions of this Article VIII for any reason other than by Seller pursuant to Section 8.1(a)(i), then the Escrow Deposit and any interest accrued thereon shall be returned to Buyer by the Escrow Agent. In addition, if Seller contests Buyer’s right to the Escrow Deposit, and Buyer prevails in any Action to enforce its right to the Escrow Deposit, then Buyer shall also be entitled to payment from Seller of the reasonable attorneys’ fees incurred by Buyer in such Action.
               (g) If this Agreement is terminated by Seller pursuant to Section 8.1(a)(i), then Seller shall be entitled to the Escrow Deposit as liquidated damages and all accrued interest thereon shall be returned to Buyer. In addition, if Buyer contests Seller’s right to the Escrow Deposit, and Seller prevails in any Action to enforce its right to the Escrow Deposit, then Seller shall also be entitled to payment from Buyer of the reasonable attorney’s fees incurred by Seller in such Action. The parties understand and agree that the amount of liquidated damages represents Seller’s and Buyer’s reasonable estimate of actual damages and does not constitute a penalty. Notwithstanding any other provision of this Agreement to the contrary, in the event that Seller terminates this Agreement pursuant to Section 8.1(a)(i), the payment of the Escrow Deposit, together with any attorney’s fees, pursuant to this Section 8.1(g), shall be Seller’s sole and exclusive remedy for damages of any nature or kind that Seller may suffer as a result of Buyer’s breach or default under this Agreement.
               (h) The parties recognize that if Seller refuses to perform under the provisions of this Agreement or Seller otherwise breaches such that the Closing has not occurred,

monetary damages alone will not be adequate to compensate Buyer for its injury, Buyer shall therefore be entitled to obtain specific performance of the terms of this Agreement in addition to any other remedies, including but not limited to monetary damages, that may be available to it. If any action is brought by Buyer to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law.
          8.2 Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 8.1, this Agreement (other than Sections 4.3(d) and 4.3(e), this Article VIII and Sections 10.1, 10.2, 10.3, 10.4, 10.5, 10.7 and 10.8, which shall remain in full force and effect) shall forthwith become null and void, and no party hereto (nor any of their respective Affiliates, directors, officers or employees) shall have any liability or further obligation, except as provided in this Article VIII; provided, however, that nothing in this Section 8.2 shall (subject to the limitations in Section 8.1(g)) relieve any party from liability for any breach of this Agreement prior to termination. A termination of this Agreement shall not terminate the Local Marketing Agreement nor affect the parties rights and obligations thereunder, and the Local Marketing Agreement shall terminate pursuant to its terms.
ARTICLE IX
TAX MATTERS
          9.1 Bulk Sales. Seller and Buyer hereby waive compliance with the provisions of any applicable bulk sales law and no representation, warranty or covenant contained in this Agreement shall be deemed to have been breached as a result of such non-compliance.
          9.2 Transfer Taxes. Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement shall be paid both equally by Buyer and Seller. The party with primary responsibility under applicable Law for the payment of any particular Transfer Tax shall prepare and file the relevant Tax Return and notify the other party in writing of the Transfer Taxes shown on such Tax Return. Such other party shall pay an amount equal to one-half of the amount of such Transfer Taxes shown on such Tax Return in immediately available funds no later than the date that is the later of (a) five Business Days after the date of such notice or (b) two Business Days prior to the due date for such Transfer Taxes.
          9.3 Taxpayer Identification Numbers. The taxpayer identification numbers of Buyer and Seller are set forth on Schedule 9.3.
ARTICLE X
OTHER PROVISIONS
          10.1 Expenses. Except as otherwise provided herein or in the Local Marketing Agreement, each party shall be solely responsible for and shall pay all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.
          10.2 Benefit and Assignment.

               (a) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither party may assign its rights under this Agreement without the other party’s prior written consent, which consent may not be unreasonably withheld or delayed.
               (b) Notwithstanding anything above to the contrary, either Buyer or Seller may, without the other party’s consent, (i) assign any or all of its rights and obligations under this Agreement to an Affiliate, provided that such assignment does not delay the receipt of the FCC Consent or the Closing and the assigning party is not relieved of liability under this Agreement, or (ii) assign any or all of its rights but not its obligations under this Agreement to any “qualified intermediary” as defined in Treas. Reg. Sec. 1.1031(k) 1(g)(4) or to any exchange accommodation titleholder as described in Revenue Procedure 2000-37 (“EAT”) (but any such assignment shall not relieve a party of its obligations under this Agreement or increase liability or obligations or result in additional expense), provided that such assignment does not delay the Closing. If Buyer or Seller gives notice of an assignment pursuant to this Section 10.2(b), the other party shall cooperate with all reasonable requests of Buyer or Seller, as the case may be, and the qualified intermediary or EAT in arranging and effecting the deferred like-kind exchange as one which qualifies under Section 1031 of the Code. Without limiting the generality of the foregoing, Buyer or Seller, as the case may be, shall provide the other party with a written acknowledgement of such notice prior to Closing, Buyer shall pay the Purchase Price (or such portion thereof as is designated in writing by the qualified intermediary) to or on behalf of the qualified intermediary at Closing and Seller shall convey the Station Assets (or such portion thereof as is designated in writing by the qualified intermediary) to or on behalf of the qualified intermediary at Closing.
          10.3 No Third Party Beneficiaries. Except as set forth in Sections 7.2(a) and 7.2(b), nothing herein, express or implied, shall be construed to confer upon or give to any other Person other than the parties hereto or their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.
          10.4 Entire Agreement; Waiver; Amendment. This Agreement, the Confidentiality Agreement, the Buyer Ancillary Agreements, the Seller Ancillary Agreements and the exhibits and schedules hereto and thereto constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between Seller and Buyer with respect to the subject matter hereof and thereof, except as otherwise expressly provided herein. Any matter that is disclosed in a schedule hereto in such a way as to make its relevance to the information called for by another schedule readily apparent shall be deemed to have been included in such other schedule, notwithstanding the omission of an appropriate cross reference. No amendment, waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought. No failure or delay on the part of Buyer or Seller in exercising any right or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

          10.5 Headings. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.
          10.6 Computation of Time. If after making computations of time provided for in this Agreement, a time for action or notice falls on Saturday, Sunday or a Federal holiday, then such time shall be extended to the next Business Day.
          10.7 Governing Law; Waiver of Jury Trial. The construction and performance of this Agreement shall be governed by the law of the State of New York without regard to its principles of conflict of law. The exclusive forum for the resolution of any disputes arising hereunder shall be the federal or state courts located in New York, New York, and each party irrevocably waives the reference of an inconvenient forum to the maintenance of any such action or proceeding. BUYER AND SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING IN ANY WAY TO THIS AGREEMENT, INCLUDING ANY COUNTERCLAIM MADE IN SUCH ACTION OR PROCEEDING, AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE DECIDED SOLELY BY A JUDGE. Buyer and Seller hereby acknowledge that they have each been represented by counsel in the negotiation, execution and delivery of this Agreement and that their lawyers have fully explained the meaning of the Agreement, including in particular the jury-trial waiver.
          10.8 Construction. Any question of doubtful interpretation shall not be resolved by any rule providing for interpretation against the party who causes the uncertainty to exist or against the drafter of this Agreement.
          10.9 Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing, addressed to the following addresses, or to such other address as any party may request in writing.
          If to Seller:
CBS Radio Inc.
1515 Broadway, 46th Floor
New York, NY 10036
Attention: Walter Berger
Facsimile: (212) 846-3999
          With a copy, which shall not constitute notice, to:
CBS Corporation
51 W. 52nd Street
New York, NY 10019
Attention: General Counsel
Facsimile: (212) 975-4215
and

Leventhal Senter & Lerman PLLC
2000 K Street, N.W.
Suite 600
Washington, DC 20006-1809
Attention: Steven A. Lerman, Esq.
Facsimile: (202) 293-7783
          If to Buyer:
Regent Broadcasting of Buffalo, Inc.
100 East RiverCenter Boulevard
9th Floor
Covington, KY 41011
Attention: William Stakelin, President & Chief Executive Officer
Facsimile: (859) 292-0352
          With a copy, which shall not constitute notice, to:
Graydon Head & Ritchey LLP
1900 Fifth Third Center
511 Walnut Street
Cincinnati, OH 45202
Attention: John J. Kropp, Esq.
Facsimile: (513) 651-3836
Any such notice, demand or request shall be deemed to have been duly delivered and received (a) on the date of personal delivery, or (b) on the date of transmission, if sent by facsimile and received prior to 5:00 p.m. in the place of receipt (but only if a hard copy is also sent by overnight courier), or (c) on the date of receipt, if mailed by registered or certified mail, postage prepaid and return receipt requested, or (d) on the date of a signed receipt, if sent by an overnight delivery service, but only if sent in the same manner to all persons entitled to receive notice or a copy.
          10.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced because of any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
           10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Facsimile or other electronically delivered copies of signature pages to this Agreement, any Buyer Ancillary Agreement, any Seller Ancillary Agreement or any other document or instrument delivered pursuant to this Agreement shall be treated as between the parties as original signatures for all purposes.
ARTICLE XI
DEFINITIONS
          11.1 Defined Terms. Unless otherwise stated in this Agreement, the following terms when used herein shall have the meanings assigned to them below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).
          “Accounting Firm” means (a) an independent certified public accounting firm in the United States of national recognition (other than a firm that then serves as the independent auditor for Seller, Buyer or any of their respective Affiliates) mutually acceptable to Seller and Buyer or (b) if Seller and Buyer are unable to agree upon such a firm, then the regular independent auditors for Seller and Buyer shall mutually agree upon a third independent certified public accounting firm, in which event, “Accounting Firm” shall mean such third firm.
          “Accrued Vacation” shall have the meaning set forth in Section 4.7(e).
          “Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.
          “Active Employees” shall have the meaning set forth in Section 4.7(a).
          “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person, provided that, with respect to Seller, Affiliate means CBS Corporation and any other Person that is directly or indirectly through one or more intermediaries controlled by CBS Corporation.
          “Agreement” shall mean this Asset Purchase Agreement, including the exhibits and schedules hereto.
          “Assumed Obligations” shall have the meaning set forth in Section 1.3.
          “Business Day,” whether or not capitalized, shall mean every day of the week excluding Saturdays, Sundays and Federal holidays.
          “Buyer” shall have the meaning set forth in the Preamble to this Agreement.
          “Buyer Ancillary Agreements” shall have the meaning set forth in Section 3.2(a).
          “Buyer Indemnified Parties” shall have the meaning set forth in Section 7.2(a).
          “Buyer LMA Actions” shall have the meaning set forth in Section 1.8.
          “Buyer Material Adverse Effect” means a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or any Buyer Ancillary Agreement.

          “Claim” shall have the meaning set forth in Section 7.3.
          “Closing” shall have the meaning set forth in Section 1.6.
          “Closing Date” shall have the meaning set forth in Section 1.6.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Communications Act” shall have the meaning set forth in Section 2.7(c).
          “Confidentiality Agreement” shall have the meaning set forth in Section 4.3(d).
          “Control” means, as to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled” and “Controlling” shall have a correlative meaning.
          “Damaged Asset” shall have the meaning set forth in Section 4.4.
          “EAT” shall have the meaning set forth in Section 10.2.
          “Effective Time” shall have the meaning set forth in Section 1.6.
          “Employment Commencement Date” shall have the meaning set forth in Section 4.7(a).
          “Environmental Condition” shall have the meaning set forth in Section 4.9.
          “Environmental Laws” shall have the meaning set forth in Section 2.12.
          “ERISA” shall mean the Employment Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” shall have the meaning set forth in Section 2.13(c).
          “Escrow Agent” shall have the meaning set forth in Section 1.5(b).
          “Escrow Deposit” shall have the meaning set forth in Section 1.5(b).
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Excluded Assets” shall have the meaning set forth in Section 1.2.
          “FCC” shall have the meaning set forth in the Recitals to this Agreement.
          “FCC Application” shall mean the application or applications that Seller and Buyer must file with the FCC requesting its consent to the assignment of the FCC Licenses.

          “FCC Consent” shall mean the initial action by the FCC granting the FCC Application, without the imposition of any material adverse condition on Buyer.
          “FCC Licenses” shall have the meaning set forth in Section 1.1(a).
          “Final Order” means an action by the FCC (a) that has not been vacated, reversed, stayed, enjoined, set aside, annulled or suspended, (b) with respect to which no request for stay, motion or petition for rehearing, reconsideration or review, or application or request for review or notice of appeal or sua sponte review by the FCC is pending, and (c) as to which the time for filing any such request, motion, petition, application, appeal or notice, and for the entry of orders staying, reconsidering or reviewing on the FCC’s own motion has expired.
          “GAAP” means United States generally accepted accounting principles as in effect as of the date hereof, consistently applied.
          “Governmental Authority” means any federal, state or local or any foreign government, legislature, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.
          “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
          “Group Contracts” means contracts that contemplate the provision of the products and services to or by another station or business of the Seller or any of its Affiliates other than or in addition to the Stations.
          “HSRA” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
          “Inactive Employees” shall have the meaning set forth in Section 4.7(a).
          “Intangible Property” shall have the meaning set forth in Section 1.1(d).
          “Law” means any United States (federal, state, local) or foreign statute, law, ordinance, regulation, rule, code, order, judgment, injunction or decree.
          “Liens” shall have the meaning set forth in Section 1.1.
          “LMA Commencement Date” shall have the meaning set forth in Section 1.2(c).
          “Local Marketing Agreement” shall have the meaning set forth in the Recitals to this Agreement.
          “Losses” shall have the meaning set forth in Section 7.2(a).
          “Material Station” shall have the meaning set forth in Section 4.4(b).
          “Notice of Disagreement” shall have the meaning set forth in Section 1.7(g).

          “Owned Real Property” shall have the meaning set forth in Section 2.11.
          “Permitted Liens” means, as to any property or asset or as to the Stations, (a) the Assumed Obligations, (b) Liens for Taxes, assessments and other governmental charges not yet due and payable; (c) zoning laws and ordinances and similar Laws that are not violated by any existing improvement or that do not prohibit the use of the Real Property as currently used in the operation of the Stations; (d) any right reserved to any Governmental Authority to regulate the affected property (including restrictions stated in the permits); (e) in the case of any leased asset, (1) the rights of any lessor under the applicable lease agreement or any Lien granted by any lessor and (2) the rights of the grantor of any easement or any Lien granted by such grantor on such easement property; (f) easements, rights of way, restrictive covenants and other encumbrances, encroachments or other similar matters affecting title that do not materially adversely affect title to the property subject thereto or impair the continued use of the property in the ordinary course of business of the Stations; (g) inchoate materialmen’s, mechanics’, workmen’s, repairmen’s or other like Liens, to the extent vested, arising in the ordinary course of business, which Liens are released at or prior to Closing, or are the subject of a proration adjustment in favor of Buyer pursuant to Section 1.7; and (h) any state of facts an accurate survey would show, provided same does not render title unmarketable, materially decrease the value of the property, or prevent the Real Property from being utilized in substantially the same manner currently used.
          “Person” means any natural person, general or limited partnership, corporation, limited liability company, firm, association, trust or other legal entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
          “Prorated Assumed Obligations” shall have the meaning set forth in Section 1.7(a).
          “Prorated Station Assets” shall have the meaning set forth in Section 1.7(a).
          “Purchase Price” shall have the meaning set forth in Section 1.5(a).
          “Real Property” shall have the meaning set forth in Section 1.1(f).
          “Real Property Leases” shall have the meaning set forth in Section 2.11.
          “Reference Financial Statements” shall have the meaning set forth in Section 2.6.
          “Retained Liabilities” shall have the meaning set forth in Section 1.4.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Seller” shall have the meaning set forth in the Preamble to this Agreement.
          “Seller Ancillary Agreements” shall have the meaning set forth in Section 2.2(a).
          “Seller Indemnified Parties” shall have the meaning set forth in Section 7.2(b).

          “Seller Material Adverse Effect” means a material adverse effect on: (a) the ability of Seller to perform its obligations under this Agreement or any Seller Ancillary Agreement or (b) the financial condition, assets or results of operations of Station Assets, taken as a whole; provided, however, that Seller Material Adverse Effect shall not include any material adverse effect primarily attributable to (i) any change or development generally applicable to the radio broadcast industry (including legislative or regulatory matters), (ii) general economic conditions, including any downturn caused by terrorist activity or a natural disaster, such as an earthquake or hurricane, or (iii) any public announcement of the transactions contemplated by this Agreement.
          “Settlement Statement” shall have the meaning set forth in Section 1.7(e).
          “Station” or “Stations” shall have the meaning set forth in the Recitals to this Agreement.
          “Station Assets” shall have the meaning set forth in Section 1.1.
          “Station Contracts” shall have the meaning set forth in Section 1.1(c).
          “Station Employees” means all persons employed by Seller primarily in the conduct and operation of the Stations.
          “Tangible Personal Property” shall have the meaning set forth in Section 1.1(b).
          “Tax” or “Taxes” means all federal, state, local or foreign income, excise, gross receipts, ad valorem, sales, use, employment, franchise, profits, gains, property, use, payroll, intangible or other taxes, fees, stamp taxes, duties, charges, levies or assessments of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax authority with respect thereto.
          “Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.
          “To Buyer’s knowledge” or any variant thereof shall mean to the actual knowledge, after reasonable inquiry, of Buyer’s chief executive officer and chief financial officer.
          “To Seller’s knowledge” or any variant thereof shall mean to the actual knowledge, after reasonable inquiry, of Seller’s chief executive officer, Seller’s chief financial officer, Seller’s director of engineering, Seller’s regional vice presidents and regional engineers with responsibility for the Stations and Seller’s Market Manager for the Stations, Jeff Silver, and Seller’s Market Controller for the Stations, Christopher Reeb.
          “Tradeout Agreement” means, as to a Station, any contract, agreement or commitment, oral or written, pursuant to which Seller has agreed to sell or trade commercial air time or commercial production services of such Station in consideration for any property or service in lieu of or in addition to cash.
          “Transferred Employees” shall have the meaning set forth in Section 4.7(a).
          “Transfer Taxes” means all excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer and similar taxes, levies, charges and fees.
          “Upset Date” shall have the meaning set forth in Section 8.1(a)(v).
          11.2 Terms Generally. The term “or” is disjunctive; the term “and” is conjunctive. The term “shall” is mandatory; the term “may” is permissive. Masculine terms apply to females; feminine terms apply to males. The term “include,” “includes” or “including” is by way of example and not limitation.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

CBS RADIO STATIONS INC.
By:	/s/ Fredric G. Reynolds
Fredric G. Reynolds
Executive Vice President & Chief Financial Officer

REGENT BROADCASTING OF BUFFALO, INC.
By:	/s/ William L. Stakelin
William L. Stakelin
President & Chief Executive Officer

SIGNATURE PAGE TO WBLK(FM), WBUF(FM), WECK(AM), WJYE(FM) & WYRK(FM)
ASSET PURCHASE AGREEMENT

LIST OF SCHEDULES
Schedule 1.1(a) — FCC Licenses
Schedule 1.1(b) — Tangible Personal Property
Schedule 1.1(c) — Station Contracts
Schedule 1.1(d) — Intangible Property
Schedule 1.1(f) — Real Property
Schedule 1.2(k)(i) — Excluded Marks
Schedule 1.2(k)(ii) — Form of Trademark License
Schedule 1.2(s) — Excluded Contracts
Schedule 2.4 — Seller Noncontravention
Schedule 2.5 — Absence of Litigation
Schedule 2.6 — Financial Statements
Schedule 2.7 — FCC License Exceptions
     Schedule 2.7(a) — Conditions on FCC Licenses
     Schedule 2.7(b) — Pending FCC Applications
     Schedule 2.7(c) — Compliance with Communications Act and FCC Licenses
     Schedule 2.7(d) — Pending Petitions, Complaints, Etc.
Schedule 2.8 — Exception to Title and Condition of Tangible Personal Property
     Schedule 2.8(a) — Exception to Title of Tangible Personal Property
     Schedule 2.8(b) — Condition of Tangible Personal Property
Schedule 2.10 — Intangible Property
Schedule 2.11 — Zoning Violations and Encroachments
Schedule 2.12 — Environmental
Schedule 2.13 — Employee Information
Schedule 2.14 — Compliance with Laws

Schedule 4.2 — Employee Agreements
Schedule 4.7 — Employee Matters
Schedule 4.8 — Title Insurance; Surveys
Schedule 4.13 — Seller’s Actions
Schedule 9.3 — Taxpayer Identification Numbers

2